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                                                                    Exhibit 16.1

                                   [ARTHUR ANDERSEN LLP LETTERHEAD APPEARS HERE]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 19 2002

Dear Sir/Madam:

We have read paragraphs 1,2,3 and 4 of Item 4 titled "Changes in Registrant's Certifying Accountant" included in the Form 8-K dated April 19, 2002 of GlycoGenesys, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:  Mr. John Burns, Chief Financial Officer, GlycoGenesys, Inc.